PRESS RELEASE

Contact: Matthew Sokol 203-573-2153

Chemtura Reports First Quarter 2015 Financial Results

First Quarter 2015 GAAP earnings from continuing operations of $0.30 per diluted share and managed basis earnings from continuing operations of $0.29 per diluted share
Core Segments deliver year-over-year improvement of $21 million in operating income on a GAAP basis and $16 million on a managed basis
Repurchased 5.1 million shares for $122 million in the First Quarter of 2015

PHILADELPHIA, PA – April 29, 2015 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the first quarter ended March 31, 2015. The Company also filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. For the first quarter of 2015, Chemtura reported net sales of $438 million and net earnings from continuing operations on a GAAP basis of $21 million, or $0.30 per diluted share. Net earnings from continuing operations on a managed basis were $20 million, or $0.29 per diluted share.
First Quarter 2015 Financial Results
The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.
The following is a summary of the quarter ended March 31, 2015 financial results from continuing operations on a GAAP and managed basis (2014 data includes Chemtura AgroSolutions):

(In millions, except per share data)	Quarters Ended - GAAP			Quarters Ended - Managed Basis
	March 31,	March 31,		March 31,	March 31,
	2015	2014	% change	2015	2014	% change
Net sales	$438	$556	(21%)	$429	$556	(23%)
Operating income	$29	$22	32%	$25	$32	(22%)
Earnings	$21	$10	110%	$20	$16	25%
Earnings - per diluted share	$0.30	$0.10	(a)	$0.29	$0.16	81%
Adjusted EBITDA				$51	$61	(16%)
(a) - Changes greater than 150% are not shown.

CHANGE IN PRESENTATION
Investors will recognize a new format and revised terminology in this earnings press release compared to our previous earnings releases. We believe this new format will provide investors with a more meaningful presentation of Chemtura following the divestiture of our Chemtura AgroSolutions business in November 2014. Going forward, we will use the term "Core Segments" to describe our Industrial Performance Products ("IPP"), Industrial Engineered Products ("IEP") and Corporate segments. Our Agrochemical Manufacturing segment will report the results of our on-going supply agreements with the purchaser of Chemtura AgroSolutions and the historical results of our Chemtura AgroSolutions business until we sold the business in November 2014.

In addition, we have added additional charts to this release to show sequential quarter comparison information as we believe such comparisons provide meaningful financial information about Chemtura to investors. To aid investors, we have also included in this release certain information that we have historically provided in our supplemental investor package each quarter. As such, we will not be supplementing this release with an investor presentation posted to our website as we have in the past.

CEO Remarks
“In the first quarter, we delivered significant sequential and year-over-year improvement in managed basis earnings in our Core Segments, despite lower revenues,” commented Craig Rogerson, Chemtura’s Chairman, President and Chief Executive Officer. “Adjusted EBITDA in our Core Segments was $51 million, an increase of $15 million or 42% compared to prior year and $10 million or 24% sequentially. We continued to make progress on our cost reduction initiatives that benefited our overall results in the first quarter, especially reductions in our selling, general and administrative costs. We continued our share repurchase program in the first quarter, repurchasing 5.1 million shares of our common stock at a cost of $122 million,” said Mr. Rogerson.
Commenting on the performance of our segments, Mr. Rogerson noted, “Industrial Performance Products saw lower revenues year-on-year due to changes in product mix. Adjusted EBITDA was impacted by the changes in product mix, but the effect was offset by lower input costs, especially from petroleum-based feed-stocks. Industrial Engineered Products saw sales revenue decline compared to a year ago and, to a lesser extent, sequentially due to lower volume. These declines were driven by the continued erosion of sales in our furniture foam flame retardant business combined with bromine supply disruptions at a third party supplier. IEP also was able to partially offset lower revenue with lower input costs and experienced strong sales of clear brine fluids despite pressure on the drilling industry from lower priced oil. We are encouraged by the sequential performance improvement of our organometallics business. Our Core Segments saw revenue decline due to the negative effects of foreign currency translation, but the nature of our footprint and operations made foreign currency translation’s effect on Adjusted EBITDA negligible for the quarter.”
First Quarter Core Segment Overview
(See tables that follow for a quantitative summary of components of change by segment between the first and fourth quarters of 2014 and the first quarter of 2015)
Industrial Performance Products ("IPP")
Our IPP segment reported lower net sales and higher operating income on both a GAAP and managed basis for the first quarter of 2015 compared with the first and fourth quarters of 2014. The decline in net sales compared with the prior year first quarter is primarily the result of a change in our petroleum additives product mix and unfavorable foreign currency translation due to the strengthening of the U.S. dollar, which offset gains in price compared to the prior year. Sequentially, our petroleum additives product mix remained stable, but selling prices fell slightly due to the overall decline in the price of oil based feed-stocks in the first quarter. The sequential change in net sales was also impacted by unfavorable foreign currency translation.
Operating income on a GAAP and managed basis for the quarter compared with the first quarter of 2014 improved despite lower net sales due to the lower raw material and manufacturing costs, increased selling prices and our ability to mitigate the effect of the change in foreign currency exchange rates on net sales by having foreign currency denominated costs as a result of our global manufacturing footprint. We also experienced year-over-year reductions in selling, general and administrative ("SG&A") costs and research and development ("R&D") costs (collectively, "SGA&R"), which was primarily the result of implementing many of the cost savings initiatives that we announced in the fourth quarter of 2014. Sequential improvement in IPP’s performance was due in large part to lower raw material costs, primarily due to the lower oil price, which was partially offset by declines in selling prices as we passed some of the raw material cost savings to our customers. IPP benefited from a more favorable product mix in our urethane products and lower distribution and SGA&R costs, resulting from our cost reduction initiatives.

Industrial Engineered Products ("IEP")
Our IEP segment reported lower net sales and higher operating income on both a GAAP and managed basis as compared with the first and fourth quarters of 2014. Net sales decreased in the first quarter of 2015 compared to both the preceding quarter and prior year predominately due to volume declines across most of our Great Lakes Solutions (“GLS”) products, especially in our electronics and furniture foam flame retardants and in the sale of elemental bromine, which was impacted by supply disruptions. These declines were partially offset by year-over-year improvement in GLS’s insulation foam flame retardant sales, although sales of these products declined sequentially. Sales of elemental bromine and flame retardants used in electronics and furniture foam applications were particularly strong in the first quarter of 2014, which added to the difference in sales between the first quarter of 2015 and a year ago.
Despite lower net sales, our IEP segment reported increased operating profit versus the fourth quarter of 2014 and prior year on both a GAAP and managed basis. The effect of volume declines on operating income were offset by increases in selling prices from the first quarter of 2014, lower raw material and distribution costs and lower SGA&R as we started to benefit from our cost reduction initiatives described above. The year-on-year comparison was also aided by a $6 million charge for excess inventory in the first quarter of 2014 that did not repeat in the first quarter of 2015. This benefit is embedded within our manufacturing cost and absorption change in the tables attached.
Corporate
Our Corporate segment, excluding the loss (gain) on sale of business and facility closures, severance and related costs, on a GAAP basis reported lower expense as compared to both the first and fourth quarters of 2014. The fourth quarter of 2014 included a non-recurring charge of $21 million related to the settlement of a pension liability. The first quarter of 2015 included $2 million of non-recurring gains, primarily related to the sale of a former facility.

Agrochemical Manufacturing Segment
Following the sale of our Chemtura AgroSolutions business, we continue to manufacture and sell products to Platform Specialty Products Corporation ("Platform"), the purchaser of the business, under supply agreements designed to recover the actual cash costs incurred in manufacturing those products. Therefore, a comparison of the results to either the first or fourth quarters of 2014 would not aid investors. Included in GAAP net sales and operating profit for the first quarter of 2015 is $9 million related to the non-cash amortization, net of accretion, of a below-market contract obligation that was recorded as part of the initial sale in 2014.
Income Taxes
Income tax expense on a GAAP basis was $11 million in the first quarter of 2015 compared with $3 million in the first quarter of 2014. Income tax expense in the first quarter of 2015 is not comparable with the fourth quarter of 2014, as the fourth quarter of 2014 included tax related to the sale of our Chemtura AgroSolutions business as well as the release of our valuation allowance against certain United States ("U.S.") deferred tax assets. Tax expense reported for the first quarter of 2015 included U.S tax expense, which in prior periods was offset by a decrease in valuation allowance against our U.S. deferred tax assets. Tax expense reported in the first quarter of 2014 related to taxable income of certain of our international subsidiaries. In the first quarter of 2014, we offset our current quarter U.S. income against our valuation allowance on U.S. deferred tax assets which was still in place at that time. We anticipate our GAAP effective tax rate for the calendar year of 2015 will be 31%. This full-year rate may vary in a range of 29% to 33%, if there are changes in the mix of income between U.S. and foreign jurisdictions from the mix in our current projections or if there are discrete tax expenses or benefits.
On a managed basis, in 2013 and 2014, we used an effective tax rate of 31% throughout each year. In 2014, we elected to retain this rate until we were in the position to evaluate the effects of the sale of the Chemtura AgroSolutions business on the rate. We have now completed that evaluation. For 2015, based on our current forecast for the full year, we are estimating our managed basis effective tax rate of 28% for the full year. This rate may fluctuate each quarter due to changes in our forecasted operating results of our continuing businesses, and also due to changes in the mix of income between U.S. and foreign jurisdictions. We anticipate that the managed basis effective tax rate for the full year of 2015 may range from 26% to 30%.
Cash income taxes paid (net of refunds) for the first quarter of 2015, first quarter of 2014 and fourth quarter of 2014 were $18 million, $4 million and $40 million, respectively. The fourth quarter of 2014 and the first quarter of 2015 include the payment of cash taxes associated with the sale of Chemtura AgroSolutions.

Other Highlights

•
Net cash provided by operating activities for the first quarter of 2015 was $16 million as compared with cash used in operating activities of $50 million and $55 million for the first and fourth quarters of 2014, respectively.

•
Capital expenditures for the first quarter of 2015 and first and fourth quarters of 2014 were $13 million, $23 million and $35 million, respectively. The decrease from the first quarter of 2014 primarily related to lower spending on capital projects at our Nantong, China and Hyeongok (Daystar), South Korea facilities. The decrease from the fourth quarter of 2014 primarily related to lower spending at our Nantong, China, Bergkamen, Germany and our sites in Canada and the United States.

•	Our total debt was $558 million as of March 31, 2015 compared with $574 million as of December 31, 2014. The decrease was primarily due to a $15 million repayment of our China Bank Facility.

•
Cash and cash equivalents were $245 million compared with $392 million as of December 31, 2014. The decrease was primarily the result of repurchases of shares of common stock under our share repurchase program and debt repayments.

Outlook
“We remain focused on delivering on our cost out initiatives and we expect to achieve $50 million of the full annual $62 million run-rate in total cost reductions in 2015,” said Mr. Rogerson. “We started to see much of the benefit of our SG&A cost reductions in the first quarter and we expect even greater benefit in the second quarter as our manufacturing cost reductions will start to be more fully reflected in our operating performance. We also are encouraged by recently announced price increases for bromine and bromine derivatives, including our own, and will apply these increases as the second quarter progresses. Our base plans for 2015 had little bromine pricing traction built in, so achieving these price increases represents a potential upside in 2015. These price increases and lower raw material costs should more than offset headwinds in other areas such as bromine supply disruptions, the decline in sales of furniture foam applications and potential decline in clear brine drilling fluid volumes, which we expect will come under pressure later in the year as lower priced oil puts pressure on the drilling industry,” Mr. Rogerson concluded. “We remain confident that we are on track to achieve our targets in 2015. We also continue to work diligently on defining the next steps in value-creation for our shareholders,” said Mr. Rogerson.

First Quarter Earnings Q&A Teleconference
Copies of this release will be available on the Investor Relations section of our website at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Thursday, April 30, 2015. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 633-3602 and for all other participants is (404) 665-9523. The conference ID code is 14708353.
Replay of the call will be available for thirty days, starting at 12 p.m. (EDT) on Thursday, April 30, 2015. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 14708353. An audio webcast of the call can be accessed via the link below during the time of the call:
http://edge.media-server.com/m/p/sz6sxcr3
Chemtura Corporation, with 2014 net sales of $2.2 billion, is a global manufacturer and marketer of specialty chemicals. Additional information concerning us is available at www.chemtura.com.
Managed Basis Financial Measures
The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations.
Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with facility closures, severance and related costs; gains and losses on the sale of businesses and assets; increased depreciation due to the change in useful life of assets under restructuring programs; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations: impairment charges; changes in our pension plans as a result of dispositions, merger or significant plan amendments; the release of cumulative translation adjustments upon the complete or substantial liquidation of any majority-owned entity, the recognition of the fair value, net of accretion, of any significant below-market contractual obligations and the costs associated with the sale of our Chemtura AgroSolutions business in prior periods that was not included in the gain on sale of business. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.
While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and may not provide a comparable view of our performance relative to other companies in similar industries.
Forward-Looking Statements
This earnings press release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including our actions that will drive earnings growth, demand for our products and expectations for growth are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed in forward-looking statements. Important factors that could cause our results to differ materially from those expressed in forward-looking statements include, but are not limited to, economic, business, competitive, political, regulatory, legal and governmental conditions in the countries and regions in which we operate. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission, particularly our latest annual report on Form 10-K. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

Page

GAAP and Managed Basis Condensed Consolidated Statements of Operations (Unaudited) -
Quarters ended March 31, 2015, December 31, 2014 and March 31, 2014	7

GAAP and Managed Basis Segment Net Sales, Operating Income and Adjusted EBITDA (Unaudited) -
Quarters ended March 31, 2015, December 31, 2014 and March 31, 2014	8

Condensed Consolidated Balance Sheets - March 31, 2015 (Unaudited) and December 31, 2014	9

Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited) -
Quarters ended March 31, 2015, December 31, 2014 and March 31, 2014	10

Major Factors Affecting Managed Basis Net Sales and Operating Results (Unaudited) -
Quarter ended March 31, 2015 versus March 31, 2014 and December 31, 2014	11

GAAP and Managed Basis Condensed Consolidated Statements of Operations (Unaudited) -
Quarters ended March 31, 2015, December 31, 2014 and March 31, 2014	12

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Quarters ended March 31, 2015, December 31, 2014 and March 31, 2014	13

CHEMTURA CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	GAAP - Quarters Ended			Managed Basis - Quarters Ended
	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015	December 31, 2014	March 31, 2014
		(a)	(a)		(a)	(a)
Net sales	$438	$467	$556	$429	$461	$556
Cost of goods sold	340	371	436	340	371	435
Gross profit	98	96	120	89	90	121
Gross profit %	22%	21%	22%	21%	20%	22%

Selling, general and administrative	36	63	60	36	42	56
Depreciation and amortization	24	25	28	23	25	25
Research and development	5	8	8	5	8	8
Facility closures, severance and related costs	1	19	2	—	—	—
Loss (gain) on sale of business	3	(529)	—	—	—	—
Operating income	29	510	22	25	15	32
Interest expense	(8)	(10)	(12)	(8)	(10)	(12)
Loss on early extinguishment of debt	—	(7)	—	—	—	—
Other income, net	11	8	3	11	8	3
Earnings from continuing operations before income taxes	32	501	13	28	13	23
Income tax (expense) benefit	(11)	202	(3)	(8)	(5)	(7)
Earnings from continuing operations	$21	$703	$10	$20	$8	$16

Per share information:
Earnings from continuing operations - Basic	$0.31	$8.57	$0.10	$0.29	$0.10	$0.17
Earnings from continuing operations - Diluted	$0.30	$8.44	$0.10	$0.29	$0.10	$0.16

Weighted average shares outstanding - Basic	68.8	82.0	96.3	68.8	82.0	96.3
Weighted average shares outstanding - Diluted	69.8	83.3	97.8	69.8	83.3	97.8

Comparison versus December 31, 2014:
% change in net sales	(6)%			(7)%
% change in operating income	(94)%			67%

Comparison versus March 31, 2014:
% change in net sales	(21)%			(23)%
% change in operating income	32%			(22)%

(a) - The Chemtura AgroSolutions business was sold on November 3, 2014. Subsequent to that date, the activity in this segment reflects on-going supply agreements with Platform Specialty Products, and therefore, the results in the prior periods are not comparable to the current period.

CHEMTURA CORPORATION
Segment Net Sales, Operating Income and Adjusted EBITDA (Unaudited)
(In millions)

	GAAP - Quarters Ended			Managed Basis - Quarters Ended
	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015	December 31, 2014	March 31, 2014
NET SALES
Petroleum additives	$159	$164	$171	$159	$164	$171
Urethanes	73	70	76	73	70	76
Industrial Performance Products	232	234	247	232	234	247
Bromine based & related products	139	150	166	139	150	166
Organometallics	36	34	42	36	34	42
Industrial Engineered Products	175	184	208	175	184	208
Agrochemical Manufacturing (a)	31	49	101	22	43	101
Total net sales	$438	$467	$556	$429	$461	$556
OPERATING INCOME
Industrial Performance Products	$36	$25	$27	$36	$25	$30
Industrial Engineered Products	2	(1)	(4)	3	(1)	(3)
Agrochemical Manufacturing (a)	8	8	22	(1)	2	22
Segment operating income	46	32	45	38	26	49
General corporate expense, including amortization	(13)	(32)	(21)	(13)	(11)	(17)
Facility closures, severance and related costs	(1)	(19)	(2)	—	—	—
(Loss) gain on sale of business	(3)	529	—	—	—	—
Total operating income	$29	$510	$22	$25	$15	$32

Adjusted EBITDA by Segment:
Industrial Performance Products				$43	$33	$38
Industrial Engineered Products				14	11	7
General corporate expense				(6)	(3)	(9)
Core segments Adjusted EBITDA				51	41	36
Agrochemical Manufacturing (a)				—	3	25
Adjusted EBITDA				$51	$44	$61

(a) - The Chemtura AgroSolutions business was sold on November 3, 2014. Subsequent to that date, the activity in this segment reflects on-going supply agreements with Platform Specialty Products, and therefore, the results in the prior periods are not comparable to the current period.

CHEMTURA CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$245	$392
Accounts receivable, net	259	251
Inventories, net	313	329
Other current assets	233	238
Assets held for sale	2	6
Total current assets	1,052	1,216
NON-CURRENT ASSETS
Property, plant and equipment, net	672	704
Goodwill	166	172
Intangible assets, net	95	99
Deferred tax asset - non-current	300	313
Other assets	158	163
Total Assets	$2,443	$2,667

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term borrowings	$2	$18
Accounts payable	152	146
Accrued expenses	159	170
Below market contract obligation - current	38	38
Income taxes payable	4	24
Liabilities held for sale	2	9
Total current liabilities	357	405
NON-CURRENT LIABILITIES
Long-term debt	556	556
Pension and post-retirement health care liabilities	299	318
Below market contract obligation - non-current	174	185
Deferred tax liability - non-current	21	25
Other liabilities	116	124
Total liabilities	1,523	1,613

TOTAL EQUITY	920	1,054
Total Liabilities and Equity	$2,443	$2,667

CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited)
(In millions)

	Quarters Ended
	March 31,	December 31,	March 31,
Increase (decrease) to cash	2015	2014	2014
		(a)	(a)
Condensed Consolidated Statements of Cash Flows (Unaudited)
Net cash provided by (used in) operating activities	$16	$(55)	$(50)
Net cash (used in) provided by investing activities	(15)	926	(15)
Net cash used in financing activities	(136)	(619)	(120)
Effect of exchange rates on cash and cash equivalents	(12)	(5)	(1)
Change in cash and cash equivalents	(147)	247	(186)
Cash and cash equivalents at beginning of period	392	145	549
Cash and cash equivalents at end of period	$245	$392	$363

Supplemental cash flow data:
Changes in accounts receivable	$(23)	$9	$(75)
Changes in inventory	$1	$3	$(2)
Changes in accounts payable	$11	$(22)	$39
Changes in pension and post-retirement health care liabilities	$(4)	$16	$(20)

Net proceeds from divestments	$(2)	$961	$8
Capital expenditures	$(13)	$(35)	$(23)
Common shares acquired	$(122)	$(391)	$(22)
Income tax payments - net of refunds	$(18)	$(40)	$(4)
Interest payments	$(14)	$(4)	$(19)

	As of
Capitalization data:	March 31, 2015
Total debt	$558
Cash and cash equivalents	$245
Net Debt (Total debt less Cash and cash equivalents)	$313

Share Repurchase Program:	Shares purchased	Cost of shares	Remaining Authorization
October 2014 authorization			$500
4Q 2014 Share Purchases	13.7	$330	$170
1Q 2015 Share Purchases	5.1	$122	$48

(a) - Includes activity related to the Chemtura AgroSolutions business that was sold on November 3, 2014.

CHEMTURA CORPORATION
Major Factors Affecting Managed Basis Net Sales and Operating Results (Unaudited)
(In millions)

Net Sales - Managed Basis (a)	Industrial Performance Products	Industrial Engineered Products	Subtotal Core Segments	Agrochemical Manufacturing	Total
Quarter Ended March 31, 2014	$247	$208	$455	$101	$556
Changes in selling prices	3	2	5	—	5
Unit volume and mix	(12)	(31)	(43)	—	(43)
Foreign currency	(6)	(4)	(10)	—	(10)
Divestiture	—	—	—	(79)	(79)
Quarter Ended March 31, 2015	$232	$175	$407	$22	$429

Quarter Ended December 31, 2014	$234	$184	$418	$43	$461
Changes in selling prices	(2)	—	(2)	—	(2)
Unit volume and mix	4	(8)	(4)	—	(4)
Foreign currency	(4)	(1)	(5)	—	(5)
Divestiture	—	—	—	(21)	(21)
Quarter Ended March 31, 2015	$232	$175	$407	$22	$429

Operating Income - Managed Basis (a) (b)	Industrial Performance Products	Industrial Engineered Products	General corporate expense	Subtotal Core Segments	Agrochemical Manufacturing	Total
Quarter Ended March 31, 2014	$30	$(3)	$(17)	$10	$22	$32
Price over raw materials	9	3	—	12	—	12
Unit volume and mix	(8)	(10)	—	(18)	—	(18)
Foreign currency	2	—	—	2	—	2
Divestitures	—	—	—	—	(25)	(25)
Manufacturing cost and absorption	2	9	—	11	—	11
Distribution cost	(1)	4	—	3	—	3
Depreciation and amortization expense	1	(1)	—	—	2	2
SGA&R	2	1	2	5	—	5
Other	(1)	—	2	1	—	1
Quarter Ended March 31, 2015	$36	$3	$(13)	$26	$(1)	$25

Quarter Ended December 31, 2014	$25	$(1)	$(11)	$13	$2	$15
Price over raw materials	5	2	—	7	—	7
Unit volume and mix	1	—	—	1	—	1
Foreign currency	1	—	—	1	—	1
Divestitures	—	—	—	—	(3)	(3)
Distribution cost	1	2	—	3	—	3
Depreciation and amortization expense	1	1	—	2	—	2
SGA&R	1	2	(2)	1	—	1
Other	1	(3)	—	(2)	—	(2)
Quarter Ended March 31, 2015	$36	$3	$(13)	$26	$(1)	$25

(a) - See tables that follow for a reconciliation of Net Sales and Operating Income to GAAP.
(b) - See tables that follow for a reconciliation to Adjusted EBITDA. Adjusted EBITDA excludes depreciation and amortization expense
(change provided above) and share-based compensation expense (that reduced by $1 million compared to both the first quarter of
2014 and the fourth quarter of 2014) from Operating Income on a Managed Basis.

CHEMTURA CORPORATION
GAAP and Managed Basis Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarter Ended March 31, 2015			Quarter ended December 31, 2014			Quarter Ended March 31, 2014
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$438	$(9)	$429	$467	$(6)	$461	$556	$—	$556
Cost of goods sold	340	—	340	371	—	371	436	(1)	435
Gross profit	98	(9)	89	96	(6)	90	120	1	121
Gross profit %	22%		21%	21%		20%	22%		22%
Selling, general and administrative	36	—	36	63	(21)	42	60	(4)	56
Depreciation and amortization	24	(1)	23	25	—	25	28	(3)	25
Research and development	5	—	5	8	—	8	8	—	8
Facility closures, severance and related costs	1	(1)	—	19	(19)	—	2	(2)	—
Loss (gain) on sale of business	3	(3)	—	(529)	529	—	—	—	—
Operating income	29	(4)	25	510	(495)	15	22	10	32
Interest expense	(8)	—	(8)	(10)	—	(10)	(12)	—	(12)
Loss on early extinguishment of debt	—	—	—	(7)	7	—	—	—	—
Other income, net	11	—	11	8	—	8	3	—	3
Earnings from continuing operations before income taxes	32	(4)	28	501	(488)	13	13	10	23
Income tax (expense) benefit	(11)	3	(8)	202	(207)	(5)	(3)	(4)	(7)
Earnings from continuing operations	$21	$(1)	$20	$703	$(695)	$8	$10	$6	$16

Per share information:
Earnings from continuing operations - Basic	$0.31		$0.29	$8.57		$0.10	$0.10		$0.17
Earnings from continuing operations - Diluted	$0.30		$0.29	$8.44		$0.10	$0.10		$0.16

Weighted average shares outstanding - Basic	68.8		68.8	82.0		82.0	96.3		96.3
Weighted average shares outstanding - Diluted	69.8		69.8	83.3		83.3	97.8		97.8

Managed Basis Adjustments consist of the following:
Below market contract obligation		$(9)			$(6)			$—
Pension settlement		—			21			—
Costs associated with the sale of Chemtura AgroSolutions		—			—			4
Other non-recurring charges		1			—			4
Facility closures, severance and related costs		1			19			2
Loss (gain) on sale of business		3			(529)			—
Loss on early extinguishment of debt		—			7			—
Pre-tax		(4)			(488)			10
Adjustment to apply a Managed Basis effective tax rate		3			(207)			(4)
After-tax		$(1)			$(695)			$6

Adjusted EBITDA consists of the following:
Operating income - GAAP			$29			$510			$22
Below market contract obligation			(9)			(6)			—
Pension settlement			—			21			—
Costs associated with the sale of Chemtura AgroSolutions			—			—			4
Other non-recurring charges			1			—			4
Facility closures, severance and related costs			1			19			2
Loss (gain) on sale of business			3			(529)			—
Operating income - Managed Basis			25			15			32
Depreciation and amortization - Managed Basis			23			25			25
Non-cash share-based compensation expense			3			4			4
Adjusted EBITDA			$51			$44			$61

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)
(In millions of dollars)

	Quarter Ended March 31, 2015			Quarter ended December 31, 2014			Quarter Ended March 31, 2014
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$232	$—	$232	$234	$—	$234	$247	$—	$247
Industrial Engineered Products	175	—	175	184	—	184	208	—	208
Agrochemical Manufacturing	31	(9)	22	49	(6)	43	101	—	101
Total net sales	$438	$(9)	$429	$467	$(6)	$461	$556	$—	$556
OPERATING INCOME
Industrial Performance Products	$36	$—	$36	$25	$—	$25	$27	$3	$30
Industrial Engineered Products	2	1	3	(1)	—	(1)	(4)	1	(3)
Agrochemical Manufacturing	8	(9)	(1)	8	(6)	2	22	—	22
Segment operating income	46	(8)	38	32	(6)	26	45	4	49
General corporate expense, including amortization	(13)	—	(13)	(32)	21	(11)	(21)	4	(17)
Facility closures, severance and related costs	(1)	1	—	(19)	19	—	(2)	2	—
(Loss) gain on sale of business	(3)	3	—	529	(529)	—	—	—	—
Total operating income	$29	$(4)	$25	$510	$(495)	$15	$22	$10	$32

Managed Basis Adjustments consist of the following:
Below market contract obligation		$(9)			$(6)			$—
Pension settlement		—			21			—
Costs associated with the sale of Chemtura AgroSolutions		—			—			4
Other non-recurring charges		1			—			4
Facility closures, severance and related costs		1			19			2
Loss (gain) on sale of business		3			(529)			—
		$(4)			$(495)			$10

DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$7	$—	$7	$8	$—	$8	$11	$(3)	$8
Industrial Engineered Products	12	(1)	11	12	—	12	10	—	10
Agrochemical Manufacturing	1	—	1	1	—	1	3	—	3
General corporate expense	4	—	4	4	—	4	4	—	4
Total depreciation and amortization	$24	$(1)	$23	$25	$—	$25	$28	$(3)	$25

NON-CASH SHARE-BASED COMPENSATION EXPENSE
Industrial Performance Products			$—			$—			$—
Industrial Engineered Products			—			—			—
Agrochemical Manufacturing			—			—			—
General corporate expense			3			4			4
Total non-cash share-based compensation expense			$3			$4			$4

Adjusted EBITDA by Segment:
Industrial Performance Products			$43			$33			$38
Industrial Engineered Products			14			11			7
Agrochemical Manufacturing			—			3			25
General corporate expense			(6)			(3)			(9)
Adjusted EBITDA			$51			$44			$61